Exhibit 23.1

Consent of Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, and in the Registration Statements (Form S-3 Nos. 333-207910, 333-207841, 333-203355, 333-202579, 333-198148, 333-198149, 333-194246 and 333-189855 and Form S-8 Nos. 333-220573, 333-200709, 333-200708, 333-160486, 333-151686, 333-148041, 333-126306, 333-122708, 333-116449, 333-103622, 333-64246, 333-56576, and 333-32666) of our report dated June 12, 2017 with respect to the consolidated financial statements of Determine, Inc., included in the Annual Report on Form 10-K for the two-year period ended March 31, 2017. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Armanino LLP

San Jose, California

September 25, 2017